Conflicting Opinion Issued in Life Partners Case

WACO, TX — Sept. 12, 2013 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) announced that the Fifth District Court of Appeals, Dallas, Texas, has ruled that the Life Partners, Inc. life settlements are securities under Texas law, reversing a prior Texas District Court ruling in favor of Life Partners, Inc. This decision conflicts with two prior appellate court cases in which Life Partners, Inc. had prevailed and in which the Courts had held that the life settlements were not securities. In 1996, the Federal Circuit Court for the District of Columbia had ruled in SEC v. Life Partners, Inc. that the settlements were not securities under federal law. Further, in 2004, the Waco Court of Appeals held, in Griffitts v. Life Partners, Inc., that the settlements were not securities under Texas law. Notably, Life Partners, Inc. is based in Waco Texas. While the Griffitts decision is a final judgment, the recent Dallas Court of Appeals decision is not.

“We are surprised and obviously disappointed in the ruling,” said Scott Peden, General Counsel of Life Partners. “In light of the conflict between this decision and that of the Waco Court of Appeals, we plan to timely file a Petition for Review with the Texas Supreme Court. We will use this interim period of time to consider modifications to our business model to conform to the Texas securities laws if and when an adverse ruling should ever become final,” Peden said.

The case is styled Arnold v. Life Partners, Inc., 5th Dist. Texas Ct. of App., No. 05-12-00092-CV.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”. Since its incorporation in 1991, Life Partners has completed almost 150,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling over $3.1 billion in face value.

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Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding the future effects of the court’s ruling and the possible outcome of the case, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Life Partners Holdings, Inc.

Shareholder Relations, 254-751-7797

e-mail: info@lifepartnersinc.com

Source: Life Partners Holdings, Inc.